September 1, 2004

The Securities and Exchange Commission

450 Fifth Street NW

Washington, DC 20549

Re:    LFG International, Inc. (formerly Can/Am Autosales, Inc.)

    The undersigned served as a Director of LFG International, Inc. (formerly Can/Am Autosales, Inc.) and resigned from the Board of Directors effective August 31, 2004.

    This letter serves to confirm that I have reviewed Item 5.02 of the company's Form 8 K dated August 31, 2004 captioned "Departure of Directors or Principal Officers" and agree with the statements made therein as they relate to me.

    I hereby consent to the filing of this letter as an exhibit to the above referenced report on Form 8 K.

Yours sincerely,

/s/ George Giannopoulos

George Giannopoulos